EXHIBIT 99.1

          [FORM OF LETTER TO ELIGIBLE SHAREHOLDERS IN RESCISSION OFFER]

                           ONLINE ENTERTAINMENT, INC.
                              6909 S. HOLLY CIRCLE
                                    SUITE 200
                            ENGLEWOOD, COLORADO 80112
                       TEL. 303.741.5641 FAX 303.741.5679

 Dear shareholder:

         We may not have complied with the registration requirements of the United States Securities Act of 1933 and certain state securities laws when we sold stock to you in 1998 or 1999. To eliminate this uncertainty, we offer to buy back your stock for what you paid for it, plus interest at your state's legal rate, in cash, promptly after the rescission agent receives your letter of transmittal and stock certificate (if you still own your stock). If you have sold some or all of your stock, we will buy back the stock you still own, and pay you your original invested amount, plus interest on that amount, minus what you received when you sold your stock. You may decline our offer and keep your stock.

         Based on our records, you invested $_____ to buy _____ shares of _____ stock at $ _____ per share. Note that all the preferred stock was converted into shares of common stock in December 1999. Therefore, your effective price per share of common stock is $____. If your records disagree with ours, please let us know immediately.

         Based on our records, we will pay you $____ for all your stock, which includes interest from the month when you first invested through March 31, 2000 (we'll add another month of interest if we extend the rescission offer). The interest rate for your state is in the prospectus. We will have to receive the letter of transmittal and documents back from you before we can send you a check.

         If you have sold some or all of your stock, complete the table in the letter of transmittal which is included with this letter. "Sold" includes any disposition whether for cash, property, payment of a debt, or even a gift.

         The rescission offer is made by our prospectus included with this letter. Read it carefully. Your decision will have to cover all the stock you own. Your decision will be irrevocable. This offer will expire 30 days after the date of this letter, unless we extend it for up to another 30 days.

         If you need help filling out the letter of transmittal or if you have questions about the offer, please call us at the office number.

                                            OnLine Power Supply, Inc.

                                            ---------------------
                                            Larry G. Arnold, CEO

                                            ---------------------
                                            Kris M. Budinger, President
                                            and COO


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



                          LETTER OF TRANSMITTAL FOR THE
                            ONLINE POWER SUPPLY, INC.
                                RESCISSION OFFER


RESCISSION OFFER AGENT:
Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South
Suite 430
Denver, Colorado 80209


         WE RECOMMEND THAT YOU SEND THIS SIGNED LETTER AND ENCLOSURES TO THE RESCISSION OFFER AGENT BY CERTIFIED OR REGISTERED MAIL.

         I acknowledge that I have received and read the prospectus of OnLine Power Supply, Inc. for the company's offer to buy back my shares of common stock for what I originally paid plus interest at my state's legal rate (which is stated in the prospectus). My decision is subject to the terms and conditions of the prospectus.

         CHECK ONLY ONE:

         ___ I have decided to accept your offer. I still own all of the stock I bought (including shares of common stock into which preferred stock was converted in December 1999). Please send me a check for my original invested amount plus interest at the rate in effect in my state of residence from my original investment date through the date I have signed this letter of transmittal. The total amount is stated in the letter I received from the company. My stock certificate(s) is (are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand the company will send me a check directly.

         ___ I have decided to accept your offer but I sold some or all of the stock I bought (including shares of common stock into which preferred stock was converted in December 1999). Please send me a check for my original invested amount as stated in the company's letter plus interest at the rate in effect in my state of residence from my original investment date through March 31, 2000, MINUS the amount I received when I sold some or all of my shares. The calculation is in the table below, showing the amount of my refund (paragraph 5) before calculating interest. My stock certificate(s) for any shares I still own is (are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand you may need confirmation of my records.

         ___ I have decided not to accept your offer. I will keep all of my shares of stock.




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


    TABLE TO FILL OUT ONLY IF YOU HAVE SOLD SHARES:

    1.  Original shares sold:     ____     (circle whether common or preferred).

    2.  Number of shares sold:    ___________   Date sold: _____________

    3.  Amount you originally
        invested:                 $__________

    4.  Amount you received:      $__________   (if a gift, this equals amount
                                                paid for the shares gifted)

                                                Person acquiring your shares:

                                                --------------------------------
                                                Name and address

                                                --------------------------------

    5.  Amount of investment
        you still hold:           $__________


         INSTRUCTIONS:

         The signature(s) on this letter of transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The company may require evidence of authority of the signer if a trustee, executor, administrator, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. Signature on this letter of transmittal do not need to be guaranteed, but the signature(s) on the stock transfer power (if you decide to accept the offer) must be guaranteed. See below.

         A blank stock transfer power is enclosed. If you accept the offer, your signature(s) on the stock transfer power must be stamped guaranteed by a commercial bank or stock brokerage firm in the "Medallion Guarantee" program.

         If you need help filling out this letter of transmittal, please contact Corporate Stock Transfer at 303.282.4800 or Larry G. Arnold, Chief Executive Officer, or Kris M. Budinger, President, of OnLine Power Supply, Inc. at 303.741.5641.


Print name(s)     _______________________________
as shown on
certificate(s):   _______________________________

If an entity, state capacity of signer:

                   ______________________________


Signature(s):      ______________________________   Date signed: March __, 2000

                   ______________________________   Date signed: March __, 2000


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